Exhibit (a)(5)(xi)

Bristol Myers Squibb and RayzeBio Announce Expiration of HSR Act Waiting Period

PRINCETON, NJ & SAN DIEGO, CA – February 12, 2024 – Bristol Myers Squibb (NYSE: BMY) and RayzeBio, Inc. (Nasdaq: RYZB) today announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, in connection with Bristol Myers Squibb’s previously announced tender offer to acquire all of the outstanding shares of RayzeBio common stock for a purchase price of $62.50 per share in cash, or approximately $4.1 billion. The expiration of the waiting period occurred at 11:59 p.m. EST on February 9, 2024.

Expiration of the waiting period under the HSR Act satisfies one of the conditions necessary for the consummation of the transaction, including the tender offer and the merger, which remains subject to the tender of a majority of the outstanding shares of RayzeBio’s common stock, as well as other customary closing conditions. Unless the tender offer is extended, the offer will expire one minute after 11:59 p.m. New York City time, on February 22, 2024.

About Bristol Myers Squibb

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

About RayzeBio

RayzeBio is building a radiopharmaceutical therapeutics (RPT) company to treat various cancers, with its lead program in a Phase 3 clinical trial. RayzeBio has created a pipeline of multiple drug candidates in therapeutic areas with significant market opportunities. Much like antibody drug conjugates emerged as a new and transformative treatment modality in certain cancers, the company sees an opportunity for innovative radiopharmaceutical therapeutics to follow a similar path. RayzeBio believes its strategic investments in building a robust product pipeline, development capabilities, and manufacturing infrastructure position the company to be an industry-leading pioneer in the broad application of RPT for cancer.

Additional Information about the Tender Offer and Where to Find It

This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of RayzeBio or any other securities, nor is it a substitute for the tender offer materials described herein. At the time the tender offer was commenced, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, was filed by Bristol Myers Squibb and Rudolph Merger Sub Inc., a wholly owned indirect subsidiary of Bristol Myers Squibb, with the SEC, and a solicitation/recommendation statement on Schedule 14D-9 was filed by RayzeBio with the U.S. Securities and Exchange Commission, or the SEC. The offer to purchase shares of RayzeBio common stock is being made only pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the offer to purchase, the related letter of transmittal, certain other tender offer documents and the solicitation/recommendation statement, and other documents filed with the SEC on the SEC’s website at www.sec.gov or by directing such requests to the information agent for the offer, who is named in the tender offer statement. The offer to purchase and related tender offer documents may also be obtained for free on Bristol Myers Squibb’s website at www.bms.com/investors. In addition, Bristol Myers Squibb and RayzeBio each files annual, quarterly and current reports and other information with the SEC, which are also available to the public at no charge at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” regarding, among other things, the proposed acquisition of RayzeBio by Bristol Myers Squibb. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Actual results may differ materially from current expectations because of numerous risks and uncertainties including with respect to (i) the timing of the closing of the merger, (ii) the risk that the expected benefits or synergies of the proposed acquisition will not be realized, (iii) risks associated with any legal proceedings instituted related to the merger agreement, and (iv) unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and competitors to the consummation of the proposed transaction and/or potential difficulties in employee retention as a result of the consummation of the proposed transaction. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect Bristol Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2022, and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in RayzeBio’s latest Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and its subsequent Current Reports on Form 8-K, as well as other documents that may be filed by Bristol Myers Squibb or RayzeBio from time to time with the SEC. Neither Bristol Myers Squibb nor RayzeBio undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The forward-looking statements made in this document relate only to events as of the date on which the statements are made.

Bristol Myers Squibb

Media Inquiries:
Media: media@bms.com

Investors:
Investor Relations: investor.relations@bms.com

RayzeBio
Contact: Arvind Kush
Email: info@rayzebio.com